UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Walgreen Co.
(Name of Registrant as Specified In Its Charter)

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The following is the text of an email sent by Walgreen Co. to certain shareholders in connection with its solicitation of proxies for its January 12, 2011 Annual Meeting of Shareholders:

Dear Shareholder,

I would greatly appreciate your support of Walgreens Board of Directors by voting your proxy for our January 12, 2011 Annual Meeting of Shareholders FOR proposals 1, 2, 3, 4 and 5 and AGAINST shareholder proposals 6 and 7.

You can view the Proposals including the Company's position with respect to each below. The entire Proxy Statement is also attached.

Thanks and Happy New Year,

/s/ Rick J. Hans

Rick J. Hans, CFA
Divisional Vice President
Investor Relations and Finance
Walgreen Co.
847-914-2385
rick.hans@walgreens.com

PROPOSAL 1

Election of Directors

[Please refer to description of Proposal 1 beginning on page 11 of the accompanying Proxy Statement.]

PROPOSAL 2

Ratification of the Appointment of the Independent Registered Public Accounting Firm

     In accordance with the Audit Committee’s charter, the Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2010. Deloitte has been the Company’s independent registered public accounting firm since May 2002, and is considered by management to be well-qualified.

     Shareholder ratification of the Audit Committee’s selection of Deloitte as the Company’s independent registered public accounting firm is not required by the Company’s By-laws or otherwise. The Board of Directors, however, is submitting the selection of Deloitte to the shareholders for ratification. In the event the shareholders do not ratify the appointment of Deloitte, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders. In addition, even if the shareholders ratify the selection of Deloitte, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

     Representatives of Deloitte are expected to be present at the Annual Meeting to respond to shareholders’ questions and to have the opportunity to make any statements they consider appropriate.

     The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this proposal.

     The Board of Directors unanimously recommends that shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice in their voting instructions.

PROPOSAL 3

Amendment to the Walgreen Co. Articles of Incorporation to Revise the Purpose Clause

     In connection with the proposed amendments to our Articles of Incorporation described below in Proposal Nos. 4 and 5 of this proxy statement, we reviewed our Articles of Incorporation for other amendments that may be warranted at this time. As a result of this review, the Board of Directors has approved, and recommends that shareholders approve, an amendment to Walgreens Articles of Incorporation to revise the purpose clause.

     Restated Article R-IV contains the purpose clause of the Corporation. This Article currently provides that:

The purpose or purposes for which the corporation is organized are:

To manufacture, compound, buy, sell, and generally deal in drugs, medicines, chemicals and druggists’ sundries of all kinds at wholesale and retail together with all goods, wares and merchandise.

     We are proposing that Restated Article R-IV be amended to read in its entirety as follows:

The purpose or purposes for which the corporation is organized are:

To engage in any or all lawful acts or activities for which corporations may be incorporated under the Illinois Business Corporation Act of 1983, as amended (the “IBCA”).

     The original Articles of Incorporation were initially filed with the Secretary of State of Illinois on February 15, 1909. Consistent with historical practices from the early 1900’s, the existing Articles of Incorporation provide, in Article R-IV, a litany of specific activities in which the Company may engage. The proposed amendment would amend the purpose clause of the Articles of Incorporation to reflect modern Illinois corporate law practice and provide greater flexibility to the Company to adjust its business activities in dynamic and constantly evolving business and market conditions. The Board believes that the new purpose clause would benefit shareholders by allowing the Company to engage in the widest range of business activities permitted under Illinois law.

     If this proposal is approved by shareholders at the Annual Meeting, the proposed amendment to the Articles of Incorporation described in this proposal will become effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Illinois Secretary of State. Walgreens intends to make this filing promptly after the Annual Meeting if this proposal is approved.

     If this proposal is not approved by shareholders at the Annual Meeting, the proposed amendment to the Articles of Incorporation described in this proposal will not be implemented and the purpose clause of the Articles of Incorporation will not change.

     The affirmative vote of at least two-thirds of the outstanding shares entitled to vote is required for the approval of this proposal.

     The Board of Directors unanimously recommends that shareholders vote FOR this proposed amendment to the Walgreen Co. Articles of Incorporation. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice in their voting instructions.

PROPOSAL 4

Amendment to the Walgreen Co. Articles of Incorporation to Eliminate certain Super-Majority
Vote Requirements

     In furtherance of the Company’s ongoing corporate governance initiatives, the Board of Directors has approved, and recommends that shareholders approve, an amendment to the Walgreens Articles of Incorporation to eliminate the super-majority vote provisions described below. The text of the proposed amendment to the Articles of Incorporation described in this proposal is set forth in Annex A to this Proxy Statement with deletions shown as strikethrough text.

     Following the Walgreens January 2010 Annual Meeting of Shareholders, the Nominating and Governance Committee engaged in a review of the super-majority vote provisions in the Walgreens Articles of Incorporation and under applicable Illinois law, taking into account a variety of perspectives. In proposing these amendments, the Board considered that under certain circumstances, super-majority voting provisions can provide benefits to the Company and its shareholders. For example, in the event of an unsolicited bid to take over or restructure the Company, the super-majority voting provisions encourage bidders to negotiate with the Board, increase the Board’s negotiating leverage on behalf of the shareholders, and give the Board time to consider alternatives that might provide greater value for all shareholders. Although these measures can be beneficial, the Board recognizes that many shareholders now view such supermajority vote requirements as a limitation on the ability of a majority of shareholders to effect certain corporate actions.

     The Board also considered the potential adverse consequences of continuing to maintain these super-majority voting requirements. Maintaining these super-majority requirements could make it more difficult for the Company to secure shareholder approval for the various actions described below should we wish to do so. While it is important to the Company’s long-term success to maintain appropriate defenses against inadequate takeover bids, it is also important for the Board to maintain shareholder confidence by demonstrating that it is responsive and accountable to shareholders and committed to strong corporate governance. This requires the Board to carefully balance sometimes competing interests. In this regard, the Board gave considerable weight to the fact that a shareholder proposal presented in the proxy statement for last year’s Annual Meeting that sought to have the Board take steps to eliminate super-majority vote provisions in the Company’s Articles of Incorporation and By-laws was approved by a substantial majority of our shareholders. The Board recognizes the growing sentiment of many Walgreens shareholders, as expressed most recently at last year’s Annual Meeting, that the elimination of the super-majority vote provisions could increase the Board’s accountability to shareholders and the ability of shareholders to participate effectively in the Company’s corporate governance.

     In light of these considerations, and upon the recommendation of the Nominating and Governance Committee, the Board determined to recommend to shareholders that the Articles of Incorporation be amended to eliminate the super-majority voting provisions described below. By recommending these amendments, the Board is demonstrating its accountability and willingness to take steps that address shareholder-expressed concerns.

Summary of Proposed Amendment

     The following is a summary of the material terms of the proposed amendment. It also summarizes relevant provisions of the Illinois Business Corporation Act of 1983, as amended. Since the terms of our Articles of Incorporation and the IBCA are more detailed than the general information provided below, we urge you to read the actual provisions of those documents. The following summary is subject in all respects to applicable Illinois law, our amended and restated Articles of Incorporation and the text of the proposed amendment set forth in Annex A.

     Vote required under IBCA to Effect Certain Transactions. As currently in effect, the IBCA requires the approval by two-thirds of all outstanding shares of the Company entitled to vote on the matter to effect any of the following actions:
  to adopt any amendment to the Articles of Incorporation of our Company that is subject to a shareholder vote pursuant to Section 10.20 of the IBCA;

  to merge our Company into another company, to consolidate our Company with another company, or to effect a share exchange under which the Company becomes a subsidiary of another company and its stock is exchanged for the stock of that other company (which would be the Company’s new parent), in a transaction that is subject to a shareholder vote pursuant to Section 11.20(a) of the IBCA;

  to sell, lease, exchange or otherwise dispose of all or substantially all of our assets outside the ordinary course of business in a transaction that is subject to a shareholder vote pursuant to Section 11.60 of the IBCA; or

  to voluntarily dissolve our Company in a transaction that is subject to a shareholder vote pursuant to Section 12.15(c) of the IBCA.
     These two-thirds of the outstanding shares supermajority vote requirements are the default provisions under the IBCA applicable to all Illinois corporations that (like Walgreens) have not specified a different standard in their articles of incorporation. Illinois law permits a corporation to alter these statutory shareholder vote requirements by specifying a different standard in its articles of incorporation. Accordingly, the Board of Directors has approved an amendment to the Articles of Incorporation that would, if approved by shareholders at the Annual Meeting and when effected, reduce the required vote threshold for each of the foregoing matters from two-thirds to a majority of all outstanding shares entitled to vote on the matter.

     The Company has no current plans to effect any of the actions listed above. Approving the amendments at this time will make it easier in the future for the Company to secure shareholder approval for these actions, should we wish to do so. It is important to understand that lowering the voting thresholds for these actions is not the same as actually taking the underlying substantive actions. You are not being asked to vote at this time to approve any actions of the type described in the amendments. At this time, you are only being asked to lower the voting thresholds associated with subsequent shareholder approval of these actions, should any of these actions later become the subject of future consideration by the Company’s shareholders. Assuming that sufficient favorable votes are received at this meeting on this proposal and the Company’s Articles of Incorporation are amended to lower the required vote thresholds, the Company would still be required to solicit the approval of a majority of the outstanding shares entitled to vote in order to implement any of these types of actions.

     Illinois “Business Combination” Statutory Provision. Section 11.75 of the IBCA prohibits certain “business combinations” between an “interested shareholder” (generally defined as a person who, together with any affiliates or associates, becomes the beneficial owner, directly or indirectly, of 15% or more of the outstanding voting shares of the corporation) and a subject Illinois corporation for a period of three years after the date the interested shareholder becomes an interested shareholder, unless:
  the business combination or the transaction that resulted in the shareholder becoming an interested shareholder is approved by the corporation’s board of directors prior to the date the interested shareholder becomes an interested shareholder (IBCA Section 11.75(a)(1));

  the interested shareholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested shareholder (IBCA Section 11.75(a)(2)); or

  the business combination is approved by (i) a majority of the board of directors, and (ii) by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder at a meeting of shareholders (IBCA Section 11.75(a)(3)).
“Business combinations” for this purpose (and for purposes of IBCA Section 7.85 described below) include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested shareholder’s proportionate share ownership in the corporation.

     Illinois law permits a corporation to alter certain statutory shareholder vote requirements by specifying a different standard in its articles of incorporation. The proposed amendment to the Company’s Articles of Incorporation would, if approved by shareholders at the Annual Meeting and effected, reduce the shareholder vote threshold specified by Section 11.75(a)(3) of the IBCA from the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder to the affirmative vote of a majority of the outstanding voting stock that is not owned by the interested shareholder. Implementation of the proposed amendment would not otherwise change the applicability of Section 11.75 to the Company or the other terms of that statutory provision, including the requirement that a transaction approved in reliance on Section 11.75(a)(3) be approved by a majority of the board of directors.

     Illinois “Fair Price” Statutory Provision. In addition to any shareholder approval of a business combination required by Section 11.75, IBCA Section 7.85 imposes a separate shareholder approval requirement for business combinations involving a “reporting company,” such as Walgreens, and an interested shareholder. Section 7.85 generally requires that such a business combination be approved by the holders of at least 80% of the combined voting power of the then outstanding shares of all classes of the reporting company’s capital stock entitled to vote generally in the election of directors and a majority of the voting shares held by disinterested shareholders of the reporting company. This separate shareholder approval requirement for reporting companies is not applicable if the business combination is approved by at least two-thirds of the directors who are not associated with the interested shareholder or if certain “fair price” (generally, that the interested shareholder pay the higher of the highest price paid in the past two years by the interested shareholder for any of its shares or the market price of the shares on the first trading day after announcement of its status as an interested shareholder), procedural and other requirements specified in Section 7.85 are met.

     The proposed amendment to the Company’s Articles of Incorporation states that it would, if approved by shareholders at the Annual Meeting and when effected, reduce the required shareholder vote specified above to the affirmative vote of a majority of the combined voting power of the then outstanding shares of all classes and series of the corporation entitled to vote generally in the election of directors voting together as a single class and the majority of the voting shares held by the disinterested shareholders. Implementation of the proposed amendment would not otherwise change the applicability of Section 8.75 to the Company or the other voting requirements and terms of that statutory provision.

     Vote required to Amend the Terms of the Series A Junior Participating Preferred Stock. In July 1986, the Board of Directors established and designated a series of preferred stock entitled Junior Participating Preferred, Series A (the “Series A Preferred Stock”) and fixed and determined the relative rights and preferences of that series. The terms of the Series A Preferred Stock are now included in the Company’s Articles of Incorporation. There are no outstanding shares of Series A Preferred Stock as of the date of this Proxy Statement. The authorized shares of Series A Preferred Stock are available for future issuance, though the Company has no present plan or intention to issue any such shares.

     Section 10 of the Series A Preferred Stock currently provides that the Restated Certificate of Incorporation, as amended, of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred, voting together as a single class.

     The proposed amendment to the Company’s Articles of Incorporation would, if approved by shareholders at the Annual Meeting and effected, reduce the shareholder vote threshold specified by Section 10 of the Series A Preferred Stock from the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred, voting together as a single class to the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred, voting together as a single class. In addition, the reference in Section 10 to “Restated Certificate of Incorporation, as amended” would be changed to “Amended and Restated Articles of Incorporation”. Implementation of the proposed amendment would not otherwise change the terms of the authorized but unissued Series A Preferred Stock.

Implementation of Proposed Amendment

     If this proposal is approved by shareholders at the Annual Meeting, the proposed amendment to the Articles of Incorporation described in this proposal will become effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Illinois Secretary of State. Walgreens intends to make this filing promptly after the Annual Meeting if this proposal is approved.

     If this proposal is not approved by shareholders at the Annual Meeting, the proposed amendment to the Articles of Incorporation described in this proposal will not be implemented and the shareholder vote requirements described in this proposal will not change.

     The affirmative vote of at least two-thirds of the outstanding shares entitled to vote is required for the approval of this proposal.

     The Board of Directors unanimously recommends that shareholders vote FOR this proposed amendment to the Walgreen Co. Articles of Incorporation. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice in their voting instructions.

PROPOSAL 5

Amendment to the Walgreen Co. Articles of Incorporation to Eliminate the “Fair Price”
Charter Provision

     In addition to the Illinois “fair price” statutory provision described above (in Proposal No. 4), the Company’s Articles of Incorporation contains an additional “fair price” provision in Article R-V, Section 3. In furtherance of the Company’s ongoing corporate governance initiatives, the Board of Directors has approved, and recommends that shareholders approve, an amendment to the Walgreens Articles of Incorporation to eliminate the “fair price” provision currently set forth in Article R-V, Section 3 of the Articles of Incorporation under the caption “Provisions Applicable to Certain Business Combinations.” The text of the proposed amendment to the Articles of Incorporation described in this proposal is set forth in Annex B to this Proxy Statement with deletions shown as strikethrough text.

Summary of Proposed Amendment

     The following is a summary of the material terms of the proposed amendment. Since the terms of our Articles of Incorporation and the IBCA are more detailed than the general information provided below, we urge you to read the actual provisions of those documents. The following summary is subject in all respects to applicable Illinois law, our amended and restated Articles of Incorporation and the text of the proposed amendment set forth in Annex B.

     As currently in effect, Article R-V, Section 3 of the Walgreens Articles of Incorporation generally requires the vote of the holders of not less than eighty percent (80%) of the outstanding shares of common stock of Walgreens for the approval or authorization of certain “business combinations” with a “substantial shareholder” (generally defined as a person who, together with any affiliates or associates, becomes the beneficial owner, directly or indirectly, of 10% or more of the outstanding common shares) of the Company. This separate shareholder approval requirement is not applicable if the business combination is approved by at least two-thirds of the directors who are not associated with the substantial shareholder or if certain “fair price” (generally, that the substantial shareholder pay the highest price previously paid by the substantial shareholder for any of its shares), procedural and other requirements specified in Article R-V, Section 3 are met. This provision may be repealed or amended only by the vote of 80% of the outstanding common stock at a shareholder meeting called for that purpose.

     In connection with its corporate governance review described in Proposal No. 4 above, the Board reviewed the “fair price” provision in Article R-V, Section 3 of the Company’s Articles of Incorporation and approved, and recommends that shareholders approve, an amendment to Walgreens Articles of Incorporation to eliminate that provision. This determination was based upon consideration of the balancing of interests described in Proposal No. 4 above, as well as the recognition that any amendment to the provision that reduced the 80% shareholder vote requirement to a majority vote requirement would, as a practical matter, eliminate any value of the remaining provision as a defensive measure. If this proposal is adopted and implemented, the Company would still be subject to Section 7.85 and Section 11.75 of the IBCA, which, under certain circumstances, would require a shareholder vote for approval of a “business combination” with an interested shareholder who beneficially owns 15% or more of the outstanding voting shares as described in Proposal No. 4 above.

Implementation of Proposed Amendment

     If this proposal is approved by shareholders at the Annual Meeting, the proposed amendment to Article R-V of the Articles of Incorporation to delete Section 3 thereof (“Provisions Applicable to Certain Business Combinations”) in its entirety will become effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Illinois Secretary of State. Walgreens intends to make this filing promptly after the Annual Meeting if this proposal is approved.

     If this proposal is not approved by shareholders at the Annual Meeting, the proposed amendment to Article R-V, Section 3 of the Articles of Incorporation will not be implemented.

     The affirmative vote of at least 80% of the outstanding shares of common stock is required for the approval of this proposal.

     The Board of Directors unanimously recommends that shareholders vote FOR this proposed amendment to the Walgreen Co. Articles of Incorporation. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice in their voting instructions.

PROPOSAL 6

Shareholder Proposal Regarding Special Shareholder Meetings

     Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, the beneficial owner of more than $2,000 of the Company’s common stock, has notified us that he intends to present a proposal at the Annual Meeting. The proposal is set forth below. Walgreens accepts no responsibility for the accuracy of the proposal or the proponent’s supporting statement. Your Board recommends that you vote AGAINST this proposal.

Shareholder Proposal:

6 – Special Shareholder Meetings

     RESOLVED, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our relevant governing documents to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareowner meeting. Small shareowners can be part of this 10%-threshold.

     A special meeting allows shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. This proposal does not impact our board’s current power to call a special meeting. This proposal topic won more than 60% support at the following companies: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD).

     The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

     William Foote was designated a “Flagged (Problem) Director” by The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, due to his service with USG Corporation, which filed for bankruptcy. This was compounded by Mr. Foote chairing our key Nomination Committee and serving on our Executive Pay committee.

     We had three CEOs in 2009 including Jeffrey Rein. Mr. Rein served as CEO for only two months, yet he received his full salary for the year ($1.2 million) as well as incentive pay ($1.5 million). Overall, Mr. Rein received more than $8.6 million in pay and benefits upon departure. Plus our stock was priced above $50 in 2006 and traded below $30 in 2010.

     As a measure of our shareholder disapproval, the three directors on our executive pay committee (William Foote, Nancy Schlichting and James Skinner) received more than 3-times as many against-votes compared to our other directors.

     Our company had a practice of paying tax gross-ups and dividends on unvested stock awards to certain executives. Paying dividends on stock awards that are yet to be earned is unfair to shareholders. These practices indicated that pay practices at our company may not be well-aligned with shareholder interests. Only 46% of CEO pay was incentive based.

     The 2010 simple majority vote shareholder proposal won more than 74%-support at our annual meeting. The Council of Institutional Investors www.cii.org recommends that management adopt shareholder proposals upon receiving their first majority vote.

     The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings – Yes on 6.

______________

Board’s Statement in Opposition:

     The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

     Our By-laws already provide our shareholders with the right to call a special meeting. The Company agrees that it is important for shareholders to have the right to call a special meeting. In fact, the Company’s By-laws already provide that a single shareholder or group of shareholders owning at least one-fifth (20%) of all of the outstanding shares of Walgreen Co. may call a special meeting of shareholders, which is consistent with Illinois law. The proponent’s modification of the numerical percentage of stock necessary for shareholders to call a special meeting is the only difference between the new proposal and the current provision of our By-laws.

     The current By-law provision balances the interests of all shareholders as a whole. Special shareholder meetings place a substantial burden on the Company. For a company with as many shareholders as Walgreens, a special meeting is an expensive and time-consuming affair because of the costs in preparing required disclosure documents, printing and mailing costs, and the time commitment required of the Board and members of senior management to prepare for and conduct the meeting. Limits on the ability to call such meetings are intended to strike a balance between shareholders’ ability to call such a meeting in appropriate circumstances, while avoiding the risk that a relatively small group would seek to impose the burden of a meeting on other shareholders.

     The Board believes that the current 20% ownership threshold provides an appropriate balance between ensuring the Board’s accountability to a significant percentage of shareholders and enabling the Board and management to operate the Company effectively. Reducing this threshold to 10% would enable a small minority of shareholders, who may not be supported by or representative of the majority of shareholders, to unnecessarily divert Company resources and time to matters that may be insignificant to the majority of shareholders or the long-term strategic or financial goals of the Company. Special shareholder meetings should be called for extraordinary events that have time urgency and cannot be postponed until the next annual meeting. Permitting holders of only 10% of Walgreen Co. shares to call a special meeting for any purpose, at any time and as often as such shareholders wish, would impose significant administrative and financial burdens on Walgreens, and distract the management and Board from their proper focus of operating the business and maximizing financial returns even if 90% of our outstanding shares have little interest in or oppose the matters to be considered at the meeting.

     Management welcomes shareholder input on corporate governance. Compared to calling a special meeting, there are other, simpler ways in which shareholders can make their views known to the Company. We strive to maintain open lines of communication with our shareholders and have been responsive to their input. Our senior executives engage our shareholders periodically to invite comments on governance matters and shareholder proposals. We meet throughout the year with shareholders interested in our practices.

     In addition, Walgreens has strong corporate governance standards and practices that demonstrate the Board’s accountability to, alignment with, and responsiveness to its shareholders. For example:
  All directors are elected annually; the Company does not have a staggered Board.

  The Company’s By-laws provide that directors must be elected by a majority vote of the shares represented in person or by proxy and entitled to vote.

  The Company has an independent non-executive Chairman of the Board.

  Under the proxy rules and the Company’s By-laws, shareholders may submit proposals for inclusion in Walgreens proxy statement and nominate directors for election.

  The Company’s corporate governance documents do not contain super-majority voting provisions (other than provisions proposed to be eliminated as described in Proposals 4 and 5) and Walgreens does not have a shareholder rights plan or “poison pill.”

  As described elsewhere in this proxy statement, shareholders also may communicate directly with the Board of Directors on important matters pertaining to Walgreens business.
     The Board believes that the Company’s current By-laws and governance practices ensure accountability to shareholders and enable the Board and management to operate Walgreens effectively. The Board also believes that maintaining the current 20% ownership threshold for calling special meetings reduces the risk of a special-interest group unduly burdening the Company and its shareholders with significant costs and distraction, while still allowing legitimate shareholder concerns to be advanced. Accordingly, the Board believes that adopting this proposal is inadvisable and not in the best interest of the Company and its shareholders.

     The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this shareholder’s proposal.

     The Board of Directors unanimously recommends that shareholders vote AGAINST this shareholder proposal. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice in their voting instructions.

PROPOSAL 7

Shareholder Proposal on a Policy That a Significant Portion of Future Stock Option Grants to
Senior Executives Should be Performance-Based

     The Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, Massachusetts 01803, the beneficial owner of more than $2,000 of the Company’s common stock, has notified us that it intends to present a proposal at the Annual Meeting. The proposal is set forth below. Walgreens accepts no responsibility for the accuracy of the proposal or the proponent’s supporting statement. Your Board recommends that you vote AGAINST this proposal.

Shareholder Proposal:

     Resolved: That the shareholders of Walgreen Company (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

     Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

     Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

     Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

     Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all too often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

     At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

______________

Board’s Statement in Opposition:

     The Board of Directors recommends that shareholders vote AGAINST this proposal, which is identical to a proposal submitted by the same proponent and subsequently rejected by shareholders at last year’s Annual Meeting, for the following reasons:

     The Board of Directors and the Compensation Committee strongly embrace the concept of pay-for-performance in executive compensation. The Board of Directors of the Company believes that performance-based compensation is an essential component of executive compensation. As described below (and in greater detail in the Compensation Discussion and Analysis section above), our compensation program currently ties a substantial portion of executive compensation to achievement of challenging performance goals. Under our program, when the Company’s performance improves, both senior executives and shareholders benefit. At its July 2010 meeting, the Compensation Committee, after consultation with advisors, carefully considered the potential benefits and detriments of the type of options contemplated by this proposal and determined that implementation was not necessary or advisable since the Company’s current compensation program already includes significant elements of performance-based compensation as described below.

     An important component of the Company’s compensation program is the long-term incentive performance share award. Performance share awards are contingent upon senior executives achieving Company benchmarks stretching over three years. Performance goals are set for each three-year period by the Compensation Committee and can relate to, among other things, return on invested capital. Shares are only awarded under this program if performance thresholds are met. Similarly, short-term incentives under the Company’s compensation program reward senior executives based on achievement of individual and Company objectives over one-year periods.

     Additional long-term incentives awarded under the program are fixed-price stock options and restricted stock units. Stock options and restricted stock units have a three year vesting requirement, and appreciate only if the Company’s stock price increases. More specifically, stock options are granted at fair market value on the date of the grant. The options have no value unless the Company’s stock price improves and the senior executive remains with the Company until the options vest. Similarly, senior executives may only realize appreciation from restricted stock units if the value of the Company’s stock rises and the senior executive remains with the Company until the units vest. Therefore, stock options and restricted stock units are inherently tied to increases in shareholder value. The Board believes that this reflects the most widely used approach among public companies.

     The Compensation Committee, which consists entirely of independent directors and is the governing body best suited to formulate executive compensation principles and practices that reflect the interests of shareholders, must have the flexibility to structure effective and competitive compensation programs. The Compensation Committee seeks to ensure that the Company attracts, retains and motivates a talented and experienced leadership team by maintaining a senior executive compensation program that is competitive and designed to foster achievement of the strategic, operational and financial goals of the Company. In designing appropriate compensation arrangements, the Compensation Committee considers many factors, such as our internal goals, the tax and accounting consequences of various arrangements, the practices of our competitors, and prevailing pay rates. Adopting rigid policies that do not recognize that superior performance is multi-faceted or that otherwise limit our ability to design effective and competitive compensation programs will not help us to achieve our goals. Accordingly, the Board believes that the Compensation Committee should continue to have the flexibility to structure our executive compensation programs using a variety of incentives and performance-based arrangements that balance these considerations so that Walgreens can attract and retain executives of outstanding ability and motivate them to achieve superior performance. Limiting this flexibility would place the Company at a competitive disadvantage in recruiting, retaining and motivating senior executives.

     The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this Shareholder’s proposal.

     The Board of Directors unanimously recommends that shareholders vote AGAINST this shareholder proposal. Proxies solicited by the Board will be so voted unless shareholders specify a contrary choice in their voting instructions.

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     Your vote is very important. We encourage you to review the full text of the proxy statement, which was filed with the Securities and Exchange Commission on November 22, 2010 and distributed to the Company’s shareholders beginning on or about that date. You may vote your shares by phone or Internet by following the instructions included in the proxy materials.